Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3706

Sensient Technologies Corporation
Announces CFO Transition

Chief Financial Officer Dick Hobbs to Retire in February 2015

MILWAUKEE—August 4, 2014—Sensient Technologies Corporation (NYSE: SXT) today announced that Dick Hobbs will retire from his role as Senior Vice President and Chief Financial Officer in February 2015 and that he will be succeeded by Stephen Rolfs, Sensient’s current Senior Vice President, Administration.

Mr. Hobbs has been Sensient’s Chief Financial Officer since July 2000.  He joined the Company in 1973.  “Dick has been instrumental to the success of Sensient,” said Paul Manning, President and CEO of Sensient.  “The Company would not be where it is today without Dick’s financial and strategic leadership.  We cannot thank him enough for all he has done.”

Stephen Rolfs joined Sensient in 1997.  Prior to assuming his current role as Senior Vice President, Administration, Mr. Rolfs was Sensient’s Controller and Chief Accounting Officer.  He has also served as Sensient’s Treasurer and its Vice President, Corporate Development.  Prior to joining Sensient, he was employed by Brown-Forman Corporation, a beverage and consumer products company, as a financial analyst and as Assistant Vice President.  From 1986 to 1991 Mr. Rolfs worked as a CPA for the public accounting firm of Ernst & Young. He holds a Bachelor's degree in Accounting from the University of Notre Dame and an MBA from the University of Chicago.

“Steve brings leadership skills, financial experience, and a deep knowledge of our business to the role,” said Paul Manning.  “His expertise will be critical in helping the Company deliver value-enhancing growth over the coming years.”

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ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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